UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 12, 2009

        AMERICAN BIO MEDICA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	0-28666	14-1702188
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY               12106
(Address of Principal Executive Offices)        (Zip Code)

Registrant’s telephone number, including area code:  518-758-8158

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On March 12, 2009, American Bio Medica Corporation (the “Company”) entered into a Forbearance Agreement (the “Agreement”) with First Niagara Bank (“First Niagara)”. The Agreement addresses the Company’s non-compliance with the maximum monthly net loss and the minimum debt service coverage ratio covenants (“Existing Defaults”) under the Loan Documents related to extensions of credit made by First Niagara to the Company; more specifically the Company’s Line of Credit, Term Note and Real Estate Mortgage (the “Debt”) with First Niagara. Under the terms of the Agreement, First Niagara will forbear from exercising its rights and remedies arising under the Loan Documents from the Existing Defaults. The Agreement is in effect until (i) June 1, 2009; or (ii) the date on which First Niagara elects to terminate the Agreement upon the occurrence of an event of default under the Agreement or under the Loan Documents (other than an Existing Default); or (iii) the date on which any subsequent amendment to the Agreement becomes effective (the “Forbearance Period”).

Under the Agreement, during the Forbearance Period: First Niagara will waive any further default relating to the maximum monthly net loss covenant and minimum debt service coverage ratio provided the Company shows a net loss no greater than $300,000 for the quarter ending March 31, 2009, and on or before May 1, 2009, the Company must produce to First Niagara a legally binding and executed commitment letter from a bona-fide third party lender setting forth the terms of a full refinancing of the Debt to close on or before June 1, 2009.

During the Forbearance Period, First Niagara will continue to place a hold on one of our accounts, but will release up to $5,000 per month from the account to be used for the purpose of paying a financial advisory firm engaged by the Company to find and evaluate alternative funding sources; the financial advisory firm was referred to the Company by First Niagara.

The maximum available under the line of credit during the Forbearance Period will be the lesser of $650,000, or the Net Borrowing Capacity. Net Borrowing Capacity is defined as Gross Borrowing Capacity less the Inventory Value Cap. Gross Borrowing Capacity is defined as the sum of (i) 80% of eligible accounts receivable, (ii) 20% of raw material inventory and (iii) 40% of finished goods inventory. Inventory Value Cap is defined as the lesser of $400,000, or the combined value of items (ii) and (iii) of Gross Borrowing Capacity. Since September 2008, the Company’s Net Borrowing Capacity has declined from $1,195,000 to $795,000 as of the date of this current report.

During the Forbearance Period, interest shall accrue on the line of credit at the rate of prime plus 4%, an increase from prime plus 1%. Interest accruing on the real estate mortgage during the Forbearance Period shall remain unchanged at the fixed rate of 7.5% and interest on the term note shall remain unchanged at prime plus 1%. In the event of default under the Agreement, interest under the line of credit shall increase to the greater of prime plus 6% or 10%. The line of credit shall terminate on June 1, 2009. The principal amount of the Debt totals to approximately $1,668,736 as of the date of this current report.

In addition to the retention of the financial advisory firm referred to the Company by First Niagara, the Company continues to review areas where strategic reductions can be made to ensure compliance with the requirements under the Agreement. The Company is also currently in discussions with a number of prospective lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

Dated: March 18, 2009	By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
Vice President & Chief Compliance Officer Corporate Secretary